EXECUTION




                GE CAPITAL MORTGAGE SERVICES, INC.

            REMIC MULTI-CLASS PASS-THROUGH CERTIFICATES
                           SERIES 1998-3

                          TERMS AGREEMENT
                    (to Underwriting Agreement
                       dated April 24, 1995,
             between the Company and the Underwriter)


GE Capital Mortgage Services, Inc.               New York, New York
Three Executive Campus                             January 27, 1998
Cherry Hill, NJ 08002



           PaineWebber Incorporated (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 1998-3 Certificates specified in
Section 2(a) hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 1998-3 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-43755). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

           Section 1. The Mortgage Pool: The Series 1998-3 Certificates shall evidence the entire beneficial ownership interest in a mortgage pool (the "Mortgage Pool") of conventional, fixed rate, first-lien, fully amortizing one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of January 1, 1998 (the "Cut-off Date"):

           (a) Aggregate Principal Amount of the Mortgage Pool:
      $313,930,000 aggregate principal balance as of the Cut-off Date, subject to a permitted variance such that the aggregate original Certificate Principal Balance will be not less than $297,112,500 or greater than $328,387,500.

           (b) Original Terms to Maturity: The original term to maturity of substantially all of the Mortgage Loans included in the Mortgage Pool shall be between 20 and 30 years.


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           Section 2.  The Certificates:  The Offered Certificates
shall be issued as follows:

           (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a):

                                               Class
                                              Purchase
               Principal       Interest        Price
Class           Balance          Rate        Percentage
-----           -------          ----        ----------
Class A1     $62,000,000.00     7.000%       99.593800%
Class A2      12,470,000.00     6.250%       99.593800%
Class A3      21,278,000.00     6.250%       99.593800%
Class A4      15,738,000.00     6.250%       99.593800%
Class A5      15,670,000.00     6.250%       99.593800%
Class A6             (1)        7.000%       99.593800%
Class A7      34,507,000.00     7.000%       99.593800%
Class A8     120,000,000.00     7.000%       99.593800%
Class A9       7,904,800.00     7.000%       99.593800%
Class A10     10,900,000.00     7.000%       99.593800%
Class R              100.00     7.000%       99.593800%
Class RL             100.00     7.000%       99.593800%


(1) The Class A6 Certificates are issued with an initial Notional
Principal Balance of $6,981,000.00.

           (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

           Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, January 29, 1998 (the "Closing Date").

           Section 4. Required Ratings: The Offered Certificates (other than the Class A6 Certificates) shall have received Required Ratings of at least "AAA" from Fitch IBCA, Inc. ("Fitch") and Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), respectively, and the Class A6 Certificates shall have received a Required Rating of at least "AAA" from Fitch and "AAAr" from S&P.

           Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.


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           Section 6. Additional Expenses. The Underwriter will
pay all expenses (e.g., shipping, postage and courier costs) associated with the delivery of the Prospectus to prospective investors and investors, other than the costs of delivery to the Underwriter's facilities, provided, that if courier services (other than overnight delivery services utilized in the ordinary course of business) are required to ensure that the Prospectus is delivered to investors on the day immediately preceding the Closing Date, the Company will pay such courier expenses.


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           If the foregoing is in accordance with your
understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                               Very truly yours,

                               PAINEWEBBER INCORPORATED


                               By:_______________________
                                  Name:
                                  Title:


The foregoing Agreement is
hereby confirmed and accepted
as of the date hereof.

GE CAPITAL MORTGAGE SERVICES, INC.


By:_____________________________
   Name:
   Title: